Exhibit 99.1

FOR IMMEDIATE RELEASE:	MEDIA CONTACT:
Stephanie L. Moritz
717-534-7631

FINANCIAL CONTACT:
James A. Edris
717-534-7556

ALFRED F. KELLY, JR. ELECTED TO THE HERSHEY COMPANY’S

BOARD OF DIRECTORS

HERSHEY, Pa., August 16, 2005 – The Hershey Company (NYSE: HSY), a leading snack food marketer and the largest North American confectionery company, today announced the election to its Board of Directors of Alfred F. Kelly, Jr., Group President, American Express Company, effective August 11, 2005.

In announcing the election, Richard H. Lenny, Chairman, President and Chief Executive Officer, The Hershey Company, said, “Al’s proven leadership and vast experience across diverse consumer segments and in building global brands at such a well-regarded company as American Express will be of great value as we continue to build Hershey’s leadership position. We’re pleased to welcome Al and know that he will be an excellent addition to Hershey’s Board of Directors.”

Alfred F. Kelly, Jr. currently leads many of American Express’ key businesses, including the Consumer Card Services Group, OPEN from American Express, Consumer Travel, Global Travelers Cheques and Prepaid Services, Establishment Services, North America, U.S. Customer Service, Global Risk Management and Interactive Services worldwide. He also has extensive global experience in consumer marketing, strategic planning and development, customer loyalty, and information technology. Prior to joining American

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Express, Kelly was head of Information Systems at the White House and also held management positions in strategic and financial planning at PepsiCo.

He serves on the Board of Trustees of Iona College, New Rochelle, NY. Kelly also is on the Board of Directors of Concern Worldwide USA and the Carvel Children’s Rehabilitation Center, and is a member of the Council on Foreign Relations. Additionally, for the past 12 years, Kelly has served as Vice Chairman of the Wall Street Charity Golf Classic, one of the most successful fund-raising events benefiting the Cystic Fibrosis Foundation.

Kelly holds a master’s of business administration and bachelor of arts in liberal arts (Summa Cum Laude) from Iona College.

About The Hershey Company

The Hershey Company (NYSE: HSY) is a leading snack food company and the largest North American manufacturer of quality chocolate and non-chocolate confectionery products. With revenues of over $4 billion and more than 13,000 employees worldwide, The Hershey Company markets such well-known brands as Hershey’s, Reese’s, Hershey’s Kisses, Kit Kat, Almond Joy, Mounds, Jolly Rancher, Twizzlers, Ice Breakers, and Mauna Loa, as well as innovative new products such as Take 5 candy bar and Hershey’s cookies. In addition to its traditional confectionery products, Hershey offers a range of products specifically developed to address the nutritional interests of today’s health-conscious consumer. These products include sugar-free Hershey’s, Reese’s and York candies, as well as Hershey’s SmartZone bars for people seeking balanced nutrition. It also markets Hershey’s cocoa, Hershey’s syrup and other branded baking ingredients, toppings and beverages. Visit us at www.hersheynewsroom.com.

Safe Harbor Statement

This release contains statements which are forward-looking. These statements are made based upon current expectations which are subject to risk and uncertainty. Actual results may differ materially from those contained in the forward-looking statements. Factors which could cause results to differ materially include, but are not limited to: the

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Company’s ability to implement and generate expected ongoing annual savings from the program to advance its value-enhancing strategy; changes in the Company’s business environment, including actions of competitors and changes in consumer preferences; customer and consumer response to selling price increases; changes in governmental laws and regulations, including taxes; market demand for new and existing products; changes in raw material and other costs; pension cost factors such as actuarial assumptions, market performance, and employee retirement decisions; and the Company’s ability to implement improvements to and reduce costs associated with its supply chain, as discussed in the Company’s Annual Report on Form 10-K for 2004.

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